EXHIBIT 9

                   SETTLEMENT, RELEASE AND DISCHARGE AGREEMENT
                   -------------------------------------------


         THIS SETTLEMENT, RELEASE AND DISCHARGE AGREEMENT (the "Agreement"), made this 19th day of November, 1998 (the "Date of this Agreement"), by and among VDC COMMUNICATIONS, INC. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, DR. JAMES C. ROBERTS ("Roberts"), an individual presently residing within the State of Connecticut and FREDERICK A. MORAN, an individual presently residing within the State of Connecticut ("Moran").

                                   WITNESSETH:
                                   -----------

         WHEREAS, VDC Corporation Ltd., a Bermuda corporation which merged with and into the Company on or about November 6, 1998 ("VDC Bermuda"), and Roberts are parties to an employment agreement dated as of March 3, 1998 (the "Employment Agreement") pursuant to which Roberts served as an officer and director of VDC Bermuda and the Company;

         WHEREAS, as a result of the merger of VDC Bermuda with and into the Company on or about November 6, 1998 (the "Domestication Merger"), the Company is the successor-in-interest to all of the assets, liabilities and agreements of VDC Bermuda, including, without limitation, the Employment Agreement;

         WHEREAS,  during  his  term  of  employment,   Roberts,   directly   or
indirectly,  was a principal stockholder of the Company;

         WHEREAS, the Company and Roberts desire to adjust his stock ownership in the Company and terminate the Employment Agreement, together with any and all other arrangements, agreements or understandings between them, and except as otherwise set forth herein, to terminate any and all claims that relate in any manner to any matters arising out of or relating in any way to Roberts' employment with or severance from the Company, or that otherwise relate to Roberts' relationship with the Company, and to take the other actions as provided below;

         WHEREAS, in conjunction with the termination of all such agreements and arrangements, Roberts does hereby tender his resignation as set forth in Paragraph 1 hereafter;

         WHEREAS, on or about June 24, 1998, Moran and Joan B. Moran, husband and wife, entered into a loan agreement with Roberts which was secured by a pledge of stock by the Trust and Moran, individually, has loaned Roberts certain funds for moving expenses (collectively the "Moran Loans"); and

         WHEREAS, Roberts and Moran would like to provide for the repayment of the Moran Loans as set forth herein.

         NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, the parties hereto, intending to be legally bound hereunder, agree as follows:

         1.       Resignation and Termination of Services.
                  ----------------------------------------

                  1.1 Roberts hereby resigns as an officer, director and employee of the Company, effective as of November 19, 1998, and the Company hereby accepts such resignation. Roberts and the Company further agree to terminate, effective November 19, 1998, the Employment Agreement, together with any and all other arrangements, agreements and understandings between them relating in any way or manner to Roberts' employment by the Company or services on behalf of the Company; provided, however, that the provisions of Paragraph 7 of the Employment Agreement shall survive the termination thereof.

                  1.2 Roberts hereby resigns as an officer and director of VDC Bermuda, effective as of November 19, 1998, and the VDC Bermuda hereby accepts such resignation.

                  1.3 Roberts hereby resigns from all positions he held with Voice & Data Communications (Hong Kong) Limited, including, but not limited to director, as of the Date of this Agreement.

                  1.4 Roberts hereby resigns from all positions he held, if any, with Masatepe Communications, U.S.A., L.L.C.

         2.       Release of Obligations.
                  -----------------------

                  2.1      By Roberts.
                           -----------

                           (a)      Except  for the  Company's  obligations  set
forth herein and subject to the Company fulfilling its obligations as set forth herein, Roberts, for and in consideration of the undertakings set forth herein, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and its subsidiaries, component and affiliated entities, individually and collectively, its and their respective officers, directors, employees and agents (including but not limited to Frederick A. Moran, Clayton F. Moran, Joan Moran, Anthony DeJesus, Louis D. Frost, Charles Mulloy, Dr. Hussein Elkholy, James Dittman, Leonard Hausman, William Zimmerling, James Glenn, and Robert Warner), and its and their predecessors, successors and assigns, heirs, executors and administrators, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Roberts ever had, now has, or hereafter may have, or which his heirs, executors or administrators hereafter may have by reason of any matter, cause or thing whatsoever from the beginning of the world to the Date of this Agreement and, particularly, but without limitation of the foregoing terms, any claims concerning or relating in any way to Roberts' status as an employee, officer or director of the Company or VDC Bermuda, or any of its subsidiaries, or to Roberts' employment relationship and/or the termination of his employment relationship with the Company and/or its predecessors, component and/or affiliated corporate entities including, but not limited to, any claims which have been or could have been asserted, or could be asserted now or in the future against the
Company and/or its trustees, officers, directors, employees and agents including any claims arising under any and all federal, state or local

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statutory or common laws including, but not limited to, any claims arising under
Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e, Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., the Americans with Disabilities Act, 42 U.S.C. ss. 12101, et seq., the Employee Retirement Income Security Act, 29 U.S.C. ss. 1001, et seq., any contract with the Company or its subsidiaries, and any and all other claims arising out of Roberts' employment at the Company and termination thereof, including any claims for counsel fees and costs. It is expressly understood and agreed that this Agreement shall operate as a clear and unequivocal waiver by Roberts of any claim for accrued or future wages, benefits or any other type of payment.

                           (b)      Roberts  further  agrees  and covenants that
neither he, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged or claimed any action for legal or equitable relief (including damages, injunctive, declaratory, monetary or other relief) involving any matter related in any way whatsoever to Roberts' employment relationship with the Company or VDC Bermuda or involving any continuing effects of any acts or practices which may have arisen or occurred during Roberts' employment relationship or thereafter in connection with the termination of his employment relationship with the Company or VDC Bermuda.

                           (c)      This  Agreement  does  not  prevent  Roberts
from filing a charge of discrimination with the Equal Employment Opportunity Commission, although by signing this Agreement Roberts waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on his behalf under any federal or state discrimination law, except where prohibited by law. Roberts agrees to release and discharge the Company not only from any and all claims which he could make on his own behalf but also specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which a claim or claims against the Company may arise, in whole or in part, from any event which occurred as of the Date of this Agreement. Roberts agrees to pay for any legal fees or costs incurred by the Company as a result of any breach of the promises in this paragraph. The parties agree that if Roberts, by no action of his own, becomes a mandatory member of any class from which he cannot, by operation of law or order of court, opt out, he shall not be required to pay for any legal fees or costs incurred by the Company as a result.

                  2.2      By the Company.
                           ---------------

                           (a)      Except  for the  Roberts's  obligations  set
forth herein and subject to the Roberts fulfilling his obligations as set forth herein, the Company, for and in consideration of the undertakings set forth herein, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Roberts and his heirs, executors and administrators, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which the Company ever had, now has, or hereafter may have, or which its successors or assigns hereafter may have by reason of any matter, cause or thing whatsoever from the beginning of the world to the Date of this Agreement and, particularly, but without limitation of the foregoing terms, any claims concerning or relating in any way to Roberts' status as an employee, officer or director of the Company or VDC Bermuda, or any of its subsidiaries, or to Roberts' employment relationship and/or the termination of his employment relationship with the Company and/or its predecessors, component and/or affiliated corporate entities including, but not limited to, any claims which have been or could have been asserted, or could be asserted now or in the future against Roberts or his heirs, executors and administrators including any claims arising under any and all federal, state or local statutory or common laws.

                           (b)      The Company also agrees  that  it  will  not
file any claim for legal or equitable relief against Roberts for any matter related in any way whatsoever to Roberts' employment relationship with the Company or involving any continuing effects of any acts or practices which may have arisen or occurred during Roberts' employment relationship or thereafter in connection with the termination of his employment relationship with the Company or VDC Bermuda. This provision, however, is not intended to restrict the Company's ability to cooperate in any manner it deems appropriate with any enforcement agency with any analysis, investigation or prosecution related in any way to Roberts' employment with the Company or VDC Bermuda.

         3.       Non-Competition and Confidentiality.
                  ------------------------------------

                  (a) Roberts agrees, that for and in consideration of compliance by the Company of the mutual covenants and premises contained herein, for a period of two (2) years after the date hereof, he shall not directly or indirectly: (i) engage in or carry on any business or in any way become associated with any business which is similar to or is in competition with the Business of the Company (as such term is used and defined below); (ii) solicit the business of any person or entity, on behalf of himself or any other person or entity, which is or has been at any time during the term of the Employment Agreement a material customer or material supplier of the Company including, but not limited to, former or present customers or suppliers with whom Roberts has had personal contact during, or by reason of, his relationship with the Company;
(iii) be or become an employee, agent, consultant, representative, director or officer of, or be otherwise in any manner associated with, any person, firm, corporation, association or other entity which is engaged in or is carrying on any business which is similar to or in competition with the Business of the Company; (iv) solicit for employment or employ any person employed by the Company or VDC Bermuda at any time during the 24-month period immediately preceding such solicitation or employment; or (v) be or become a shareholder, joint venturer, owner (in whole or in part), partner, or be or become associated with or have any proprietary or financial interest in or of any firm, corporation, association or other entity which is engaged in or is carrying on any business which is similar to or in competition with the Business of the Company. Notwithstanding the preceding sentence above, passive equity investments by Roberts of $25,000 or less in any entity or affiliated group of any entity which is engaged in or is carrying on any business which is similar to or in competition with the Business of the Company, shall not be deemed to violate this Paragraph 3. As used in this Agreement, the term "Business of the Company" shall include all material business activities in which the Company is engaged now which consists of (i) telecommunications gateways in the United States, Nicaragua, Hong Kong, Egypt, Costa Rica, Honduras, El Salvador, South Korea, Russia and Poland; (ii) international and domestic long distance telecommunications services in the United States, Nicaragua, Hong Kong, Egypt, Costa Rica, Honduras, El Salvador, South Korea, Russia and Poland; and (iii) prepaid telephone calling cards.

                  (b) Roberts acknowledges that the restrictions contained herein in view of the nature of the business in which the Company is and has been engaged, and in consideration of the financial value of the settlement provisions of Paragraphs 4 and 5 hereof, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any of these restrictions would result in irreparable injury to the Company. Roberts acknowledges that, in the event of a violation of any of these restrictions, the Company shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits and other benefits arising from such violation which rights or remedies shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that Roberts shall engage, directly or indirectly, in any business in competition with the business of the Company, the period of non-competition referred to above shall be extended by a period of time equal to that period beginning when such violation commenced, and ending when the activities constituting such a violation shall have finally been terminated in good faith.

                  (c) In addition, Roberts shall not disclose Confidential Information of or about the Company, VDC Bermuda, VDC Telecommunications, Inc., Voice & Data Communications (Hong Kong) Limited, Masatepe Communications, U.S.A., L.L.C., Masatepe Communiciones S.A., World Connect and their subsidiaries and affiliates to any other person, entity, corporation, trust, association or partnership. For the purposes of this Agreement, the term "Confidential Information" shall include, without limitation, information obtained while Roberts was employed by the Company or VDC Bermuda as an officer or director or in any other capacity, relating to the Company's financial condition, its systems, know-how, designs, formulas, processes, devices, patents (pending or otherwise), inventions, research and development, projects, technologies, communications with third parties such as governmental agencies, customers or suppliers, methods of doing business, agreements with customers or suppliers or other aspects of the Business of the Company which information is generally not available outside of the Company to persons who are not authorized to have such information or which information is otherwise treated as confidential or which is sufficiently secret to derive economic value from not being disclosed.

                  (d) Notwithstanding anything to the contrary contained herein, in the event that any court of equity determines that the time period and/or scope of this restrictive covenant is held to be unenforceably long or broad, as the case may be, then, and in either such event, neither the enforceability nor the validity of this paragraph as a whole shall be affected. Rather, the time period and/or scope of the restriction as affected shall be reduced to the maximum permitted by law.

         4.       Consideration.
                  --------------

                  4.1      Severance Pay  and  Medical  Benefits.   The  Company
                           -----------------------------------
shall:

                  (a) pay Roberts the amount of $5,208.34, less any state, local and federal withholding, employment or income taxes payable with respect thereto, payable on each of the following dates: November 30, 1998, December 15, 1998, and December 30, 1998. This total gross sum of $15,625.02 represents payment of Roberts' annual salary of $125,000 as set forth in the

Employment Agreement for the period commencing as of November 16, 1998 and ending December 30, 1998; and

                  (b)      at  its   own   expense,  from the period  commencing
November 19, 1998 through December 31, 1998, maintain Roberts as a participant in his current major medical or group health insurance plan.

                  4.2      Transfer, Surrender and Conversion of Stock.
                           --------------------------------------------

                  (a) Upon the execution of this Agreement by Roberts and the Company, Roberts, as settlor and co-trustee of The Roberts Family Trust (the "Trust"), shall deliver to the Company: (x) VDC Corporation Ltd. Stock Certificate Number VDC1635, representing 1,512,500 shares of common stock of VDC Corporation Ltd. in the name of the Trust (the "VDC Corp. Shares") (which by virtue of the Domestication Merger are exchangeable for 1,512,500 shares of common stock of the Company); and (y) a stock power duly executed disposing of the VDC Corp. Shares upon the following terms:

                           (i)      637,500  of  the VDC Corp.  Shares  shall be
exchanged for Company common stock and issued in the name of the Company (the "First Series Shares");

                           (ii)     700,000  of  the  VDC  Corp. Shares shall be
exchanged for Company common stock and issued in the name of the Trust (the "Trust Shares");

                           (iii)    125,000  of the  VDC  Corp.  Shares shall be
exchanged for Company common stock and issued in the name of Frederick A. Moran (the "Payment Shares"), and

                           (iv)     50,000 of the  VDC  Corp.   Shares  shall be
exchanged for Company common stock and issued in the name of the Trust (the "Additional Consulting Fee Shares").

The First Series Shares shall be delivered and surrendered to the Company within twenty (20) business days of the Date of this Agreement. The Trust Shares shall be delivered to Roberts within twenty (20) business days of the Date of this Agreement. The Payment Shares and Additional Consulting Fee Shares shall be delivered to Moran within twenty (20) business days of the Date of this Agreement.

                  (b) Upon the execution of this Agreement by Roberts and the Company, Roberts, as settlor and co-trustee of the Trust, shall deliver to the Company a duly executed stock power transferring to the Company the 1,237,500 shares of the Company preferred stock owned by the Trust (which by virtue of the Domestication Merger are convertible into 1,237,500 shares of the Company's common stock) represented by stock certificate number PB7 of VDC (Delaware), Inc. (n/k/a VDC Communications, Inc.). Said shares shall be converted into Company common stock and delivered and surrendered to the Company within twenty (20) business days of the Date of this Agreement.

                  (c) Of the 700,000 Trust Shares, the parties hereby agree that 50,000 of the Trust Shares shall be payment for Advisory Services (as defined below) in accordance with Paragraph 6.1(a)(i). In addition to any restrictions on the sale, offering or transfer of the Trust Shares pursuant to federal or state securities laws, the Trust Shares shall be subject to certain restrictions as set forth in Paragraphs 4.2(d) and 4.2(f). As such, all stock certificates for the Trust Shares shall bear the following restrictive legend:

                  The Shares represented by this certificate are subject to a Settlement, Release and Discharge Agreement dated November 19, 1998, by and among James C. Roberts, VDC Communications, Inc., and Frederick A. Moran, and may not be transferred or encumbered except in accordance with the terms of that Agreement.

                  (d) Subject to the condition set forth in Paragraph 4.2(e), Roberts covenants that none of the Trust Shares shall be sold by the Trust, Roberts or any other person or entity until the one year anniversary of the Date of this Agreement; provided, however, that a sale of the Trust Shares by a brokerage or securities firm pledgee of such shares during the one year period following the Date of this Agreement shall not be considered a breach of this Paragraph if such sale is made as a result of a foreclosure or margin call of such shares by said pledgee. Roberts further covenants that during the one year period following the Date of this Agreement: (x) neither the Trust nor Roberts, nor any person or entity on their behalf, shall margin more than 300,000 Trust Shares; (y) the Trust, Roberts, and any person or entity on their behalf, shall margin the Trust Shares only with brokerage and securities firms ("Selected Firms") that are willing to lend funds at the rate of 40% or greater of the aggregate value, calculated as set forth below on the day the Trust
Shares are margined with the respective Selected Firm, of the Trust Shares margined with a Selected Firm; and (z) that during the one year period following the Date of this Agreement, neither the Trust nor Roberts, nor any person or entity on their behalf, shall margin the Trust Shares for more than 25% of the aggregate value, calculated as set forth below on the day the Trust Shares are margined with the respective Selected Firm, of the Trust Shares margined with the respective Selected Firm. For the purposes of this Paragraph, the value of a Trust Share on a given day shall be determined as follows: (A) if the Company's common stock is traded in the over-the-counter market and not on any national securities exchange nor in the NASDAQ Reporting System, the value shall be the last bid price per share, as reported by the National Quotation Bureau, Inc. or an equivalent generally accepted reporting service, for the most recent trading day, or if not so reported, the closing bid price for a share of the Company's common stock for the most recent trading day as furnished to the Company by any member of the National Association of Securities Dealers, Inc., selected by the Company for that purpose; or (B) if the Company's common stock is traded on a national securities exchange or in the NASDAQ Reporting System, the value shall be the closing price at which a share of the Company's common stock traded, as quoted on a national or other major stock exchange or the NASDAQ Reporting System for the most recent trading day.

                  (e) The restrictions and covenants set forth in Paragraph 4.2(d) hereof shall immediately terminate if the market price of Company common stock is $7.00 or more on at least 30 trading days during any 120 consecutive trading day period following the Date of this Agreement. For the purposes of this Paragraph, the market price of a share of Company common stock on a given day shall be determined as follows: (A) if the Company's common stock is traded in the over-the-counter market and not on any national securities exchange nor in the NASDAQ Reporting System, the market price shall be the last bid price per share, as reported by the National Quotation Bureau,

Inc. or an equivalent generally accepted reporting service, for the most recent trading day, or if not so reported, the closing bid price for a share of the Company's common stock for the most recent trading day as furnished to the Company by any member of the National Association of Securities Dealers, Inc., selected by the Company for that purpose; or (B) if the Company's common stock is traded on a national securities exchange or in the NASDAQ Reporting System, the market price shall be the closing price at which a share of the Company's common stock traded, as quoted on a national or other major stock exchange or the NASDAQ Reporting System for the most recent trading day.

                  (f) If the restrictions and covenants set forth in Paragraph 4.2(d) are terminated in accordance with Paragraph 4.2(e), then, in addition to any restrictions on the sale, offering or transfer of the Trust Shares pursuant to federal or state securities laws, the resale of the Trust Shares shall be subject to the following restrictions:

                           (i)      33% of the Trust Shares may be sold, offered
or transferred immediately;

                           (ii)     33%  of  the Trust Shares may not  be  sold,
offered or transferred until the six month anniversary of the Date of this Agreement; and

                           (iii)    34% of  the  Trust  Shares may  not be sold,
offered or transferred until the twelve month anniversary of the Date of this Agreement.

                           Notwithstanding  the  restrictions  in this Paragraph
4.2(f), a sale of shares pledged in accordance with Paragraph 4.2(d) by a brokerage or securities firm pledgee shall not be considered a breach of this Paragraph if such sale is made as a result of a foreclosure or margin call of such shares by said pledgee.

                  (g) For thirty (30) days from the Date of this Agreement, the Company shall provide Roberts with whatever reasonable assistance is necessary to permit Roberts to pledge his Company stock in accordance with the terms of this Paragraph 4.2; said assistance may include reasonable modifications on the restrictions contained in this Paragraph 4.2.

                   (h) Stock certificates representing the Payment Shares and the Additional Consulting Fee Shares shall be delivered to Moran who shall hold the Payment Shares and the Additional Consulting Fee Shares in escrow to be disbursed pursuant to the terms hereof. The Payment Shares (consisting, in part, of 100,000 shares of VDC Corporation Ltd. common stock that Roberts had previously pledged to Moran and Joan Moran (the "Pledge") to secure the Residential Loan (as defined below)) shall be disbursed in accordance with the provisions of Paragraph 5.2 hereof to satisfy certain obligations of Roberts, and the Additional Consulting Fee Shares shall be disbursed, in accordance with the terms of Paragraph 6.1, to compensate Roberts for providing consulting services to the Company as set forth in Paragraph 6.1.

                           (i)      Roberts  hereby  agrees that Moran will hold
the Payment Shares and Additional Consulting Fee Shares in escrow, Moran hereby agrees to hold and disburse such shares, and the remaining parties hereto agree to such arrangement.

                           (ii)     Moran shall not be under any  duty  to  give
the property held by him hereunder any greater care than it gives its own similar property.

                           (iii)    Moran  may  act in  reliance  upon advice of
counsel in reference to any matter connected herewith, and shall not be liable for any mistake of fact or error of judgment.

                           (iv)     Moran  shall  have  the  right  to  vote all
shares held in escrow.

                           (v)      The  Company,   Roberts   and   the  Roberts
Family Trust, and their respective employees, representatives, agents, heirs, beneficiaries, successors and assigns, hereby waive any suit, claim, demand or cause of action of any kind which any of them may have or may assert against Moran arising out of or relating to the execution or performance by Moran of this Agreement. The Company, Roberts and the Roberts Family Trust hereby irrevocably covenant not to sue or commence or join in any proceedings, whether legal, equitable or otherwise, against Moran on account of any act or omission to act on the part of Moran. Further, to induce Moran to act hereunder, Roberts and the Roberts Family Trust hereto agree to hold Moran harmless from any liability incurred by any action taken or omission by Moran.

         5.       Cancellation of Loan - Return of Securities - Tower Lease
                  ---------------------------------------------------------

                  5.1 The Company shall forgive the indebtedness owed to it by Roberts under that certain Promissory Note, dated December 8, 1997, in the original principal amount of $164,175, made in connection with the Subscription Agreement, dated December 8, 1997, between Roberts and Sky King Communications, Inc. (predecessor-in-interest to the Company).

                  5.2 Moran shall hold the Payment Shares and the proceeds derived from the sale thereof in escrow pursuant to the terms hereof and shall dispose of the Payment Shares as follows:

                  (a) Each of the parties hereto authorizes Moran to sell as soon as is practicable and judicious, in the sole discretion of Moran, that number of Payment Shares Moran determines, in his sole discretion, is necessary in order to repay a loan of approximately $270,000 made by Frederick A. and Joan
B. Moran, husband and wife, to Roberts in connection with the lease and/or purchase of a residence (the "Residence") in Greenwich, Connecticut by Roberts (the "Residential Loan");

                  (b) Each of the parties hereto authorizes Moran to sell that number of Payment Shares Moran determines, in his sole discretion, is necessary to repay a loan in the original principal amount of $5,000 made by Frederick A. Moran to Roberts on the date hereof for moving expenses (the "Moving Loan").

                  (c) Each of the parties hereto authorizes Moran to sell, as soon as is practicable and from time to time, that number of Payment Shares Moran determines, in his sole discretion, is necessary to satisfy certain of Roberts' rental or lease obligations associated with the Residence which obligations consist solely of monthly rental payments of approximately $18,000 for the six month period following the Date of this Agreement, which rental obligations shall equal approximately $108,000 in the aggregate (the "Rental Obligation").

                  (d) Each of the parties hereto authorizes Moran to sell that number of Payment Shares Moran determines, in his sole discretion, is necessary to reimburse any expenses incurred by the Company and/or VDC Bermuda in connection with expediting the consummation of the Domestication Merger between the Company and VDC Bermuda on behalf of Roberts, which expenses include but are not limited to, expedited fees for filing the certificate of merger with the Secretary of State of Delaware and courier and postal fees for documents related to the Domestication Merger (the "Merger Expedition Fees");

                  (e) Moran shall apply the proceeds from the sale of the Payment Shares first to the repayment of the Residential Loan; second, to the repayment of the Moving Loan; third, to reimbursement of the Company for the Merger Expedition Fees; and fourth, to the satisfaction of the Rental Obligation.

                  (f) Upon the satisfaction in full of the Residential Loan, the Lease Obligations, the Merger Expedition Fees and Moving Loan as set forth herein, the parties hereby authorize Moran to distribute the remaining Payment Shares (the "Remaining Payment Shares") as follows:

                           (i)      If there  are  more  than  25,000  Remaining
Payment Shares, Moran shall be entitled to any Remaining Payment Shares in excess of 25,000 as satisfaction of the Moran Loans; provided, however, that in no event shall such shares be distributed to Moran until January 1, 1999. Moran shall surrender the 25,000 Remaining Payment Shares to the Company for cancellation on the Company's books and records.

                           (ii)     If  there  are  25,000  or  fewer  Remaining
Payment Shares, Moran shall surrender the said Remaining Payment Shares to the Company for cancellation on the books and records of the Company.

         5.3 The Company agrees to indemnify and hold Roberts harmless against any liability of Roberts arising under the Agreement of Lease between Tower Realty Operating Partnership, L.P. and VDC Bermuda, dated July, 1998 (the "Tower Lease") and Roberts' Good Guy Guaranty of the Tower Lease. The Company shall use diligent and good faith efforts to release Roberts from his Good Guy Guaranty of the Tower Lease.

         6.       Affirmative Covenants.
                  ----------------------

                  6.1      Advisory Services.
                           ------------------

                  (a) For a period of twenty-four months from the date hereof, Roberts agrees to provide advisory services (the "Advisory Services") on a limited basis, to, or on behalf of, the Company as set forth below. As compensation for providing these services, Roberts shall be entitled to the following:

                           (i)      50,000   shares   of  Company  common  stock
(which shall be issued as part of the 700,000 Trust Shares), for Advisory Services to be rendered during the first 12 months; and

                           (ii)     50,000 of  Additional  Consulting Fee Shares
on the twelve month anniversary of the Date of this Agreement for Advisory Services to be rendered during the second 12 months.

All of the Additional Consulting Fee Shares shall be subject to the same restrictions as the Trust Shares as set forth in Paragraphs 4.2(d) and 4.2(f).

                  (b) Roberts shall be required to respond to telephonic inquiries of employees or officers of the Company, particularly the C.E.O., and to otherwise provide general assistance in connection with business matters as they relate to the Company.

                  (c)      Roberts   shall  cooperate   with  the   Company   in
connection with confirming matters or providing information relative to matters for which he had principal responsibility while in the employ of the Company.

                  (d) Roberts will cooperate with the Company's auditors in connection with the preparation of financial statements.

                  (e) On most occasions Roberts may provide such assistance or confirmation telephonically; however, he may on an occasional basis be required to meet personally with Company personnel at the offices of the Company or in the general surrounding area, or be requested to provide confirmations to third parties.

                  (f)      The  Company  shall   reimburse   Roberts   for   any
out-of-pocket expenses, preapproved by the Company in writing, incurred by Roberts in rendering Advisory Services.

                  6.2      Return of Company Materials.
                           ----------------------------

                           Roberts   has,  or  will upon the  execution  hereof,
deliver to the Company any and all Company property in his possession or under his control. For the purpose of this paragraph, the term "property" means all files, memoranda, minutes of Board meetings, employee files, documents, papers, agreements, keys, credit cards, items, records, computer hardware, computer software, computer apparatus, items of personal property, machinery and equipment or other materials, that belong to the Company, were taken from the premises of the Company or were purchased with funds or in the name of the Company. The Company may, at the request of Roberts, make copies of certain non-confidential files of a personal nature that he may retain for his records.

                  6.3      Full  and  Complete  Accounting;  Responsibility  for
                           -----------------------------------------------------
                           Expenses.
                           ---------

                  (a) Roberts agrees to reimburse the Company for all personal expenses incurred by the Company on his behalf since March 6, 1998, and to henceforth refrain from charging any items of personal expense to the account of the Company. Roberts shall immediately return the two (2) Sprint cellular telephones the Company has permitted Roberts to use and all unused DHL envelopes. Any other personal expenses incurred by the Company on behalf of Roberts, since March 6, 1998, shall be offset on a pro-rata basis against the remaining payments of consideration set forth at Paragraph 4.1 hereof. Prior to offset, however, the Company shall provide Roberts with reasonable notice of any such items in question so that Roberts may designate the character of such terms. To the extent that any of the items to be offset exceed the total amount of consideration due hereunder, Roberts shall immediately reimburse the Company for such amounts. To the extent that Roberts and the Company cannot agree on the nature or amount of an expense in question, they agree to submit the matter to arbitration in the manner provided for at Paragraph 9 hereunder.

                  6.4 Roberts agrees that he shall not make or publish, or assist anyone else to make or publish, any negative, critical, disparaging, slanderous, or libelous statements about the Company or its subsidiaries or any of their respective officers, directors, agents, employees, or representatives, and unless (and then only to the extent) required by law, shall not disclose the terms and provisions of the Agreement to any third party without the Company's consent. Roberts agrees that he will provide no assistance, advisory services or efforts to any third parties in connection with any disputes, claims or legal proceedings between such third parties and the Company.

                  6.5 The Company agrees that neither it nor its officers, directors, agents, employees, or representatives shall make or publish any negative, critical, disparaging, slanderous, or libelous statements about
Roberts, and unless (and then only to the extent) required by law, shall not disclose the terms and provisions of this Agreement to any third party, without Roberts' consent. The Company agrees that it will provide no assistance or advisory services (unless required by law) to any third parties in connection with any disputes between such third parties and Roberts.

                  6.6 Roberts agrees to execute and deliver any documents or make any representation reasonably required by the Company in order to facilitate the termination of Roberts' employment with the Company.

                  6.7 Roberts agrees to serve as a witness for the Company, and otherwise assist and cooperate with the Company, in any dispute between the Company, or its subsidiaries, and BDO Seidman, or its subsidiaries, affiliates or divisions. The Company shall reimburse Roberts for any out-of-pocket expenses, preapproved by the Company in writing, incurred by Roberts in serving as a witness for the Company or otherwise assisting or cooperating with the Company, in any dispute between the Company, or its subsidiaries, and BDO Seidman, or its subsidiaries, affiliates or divisions.

                  6.8 Roberts covenants and agrees to indemnify, defend and hold harmless the Company and each of its shareholders, officers, directors, employees, attorneys, and/or agents, individually and collectively (the "Indemnified Parties"), against and in respect of any claim, liability, loss, cost, damage or expense (including attorneys' fees and costs of investigation incurred in defending against or settling any such claim, liability, loss, cost, damage or expense, and any amounts paid in settlement thereof) imposed on, incurred or sustained by the Company and/or the Indemnified Parties as a result of any inaccuracy or breach of Roberts' representations and warranties set forth in Paragraph 7 or the subsections thereof or any breach of any obligations of Roberts under this Agreement.

         7.       Representations and Warranties of Roberts.
                  ------------------------------------------

                  Roberts does hereby provide the following representations and warranties to the Company and the Company does hereby rely upon the accuracy and truthfulness of such representations and warranties for the purpose of this Agreement.

                  7.1 Roberts has delivered, or will upon the execution hereof, deliver to the Company any and all files, memoranda, documents, records, employee files, minutes of Board meetings, keys, credit cards, items of personal property, computer hardware, software or other apparatus, machinery or equipment, or any other materials which belong to the Company or were paid for with Company funds, which Roberts has in his possession or control, which he knows are in the possession or control of his spouse or which were removed from the premises of the Company by him or his spouse.

                  7.2 He knows of no action or failure to act on the part of the Company (including its directors, officers, employees and other agents and representatives) condition, event, occurrence or the like, which could form the basis for a claim or complaint against the Company, its subsidiaries or other entities or individuals described above, by any third party and has not committed or contracted the Company to any obligations.

                  7.3 Roberts has not during the term of his employment, alone or with others, disclosed to third parties, without the knowledge or permission of the Company, Confidential Information about the Company, its technologies, formulations, customers, or suppliers, nor has he undertaken any act or omission to act in a manner which breaches Paragraph 7 of his employment agreement, which was effective during the term of his employment, nor has he knowingly misrepresented the Company to any entity.

                  7.4 Roberts agrees that he shall not represent to any individual or entity that he or any of his family members is an officer or director of the Company. Furthermore, Roberts agrees that he shall not represent to any third party that he has the authority or ability to execute contracts or other documents or make decisions or take actions on behalf of the Company, any of its subsidiaries or any of their respective officers, directors, employees or agents.

                  7.5 The Rental Obligation, described more particularly in Paragraph 5.2(c), does not exceed, in the aggregate, $108,000.

                  7.6 Roberts and Lynne Roberts, as Co-Trustees of the Trust, have the sole requisite authority to execute this Agreement on behalf of the Trust and bind the Trust thereto.

The foregoing representations and warranties shall be deemed to be in the nature of an obligation of Roberts in so far as the falsehood of same shall be deemed to be a breach by Roberts of his obligations hereunder.

         8.       Standstill Provision.
                  ---------------------

                  For and in consideration of the mutual covenants and premises contained herein, during the term of this Agreement, and for a period of one (1) year thereafter, (which period shall lapse in the event of the breach of this Agreement by the Company), neither Roberts nor any family member (defined for this purpose to include his spouse and children) or company, partnership or trust in which Roberts (or such family member) owns five (5%) percent or more of its equity or voting interests or for which Roberts serves as an employee, agent, officer, director or partner will: (i) for the purposes of subparagraphs
(ii) or (iii) hereafter, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of the Company; (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are interpreted in the proxy rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company, or (iii) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of the Company for the purpose of seeking to control the management, Board of Directors or policies of the Company. Further, the parties acknowledge that the Company would not have an adequate remedy at law for money damages in the event that this covenant were not performed in accordance with its terms and therefore Roberts agrees that the Company shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

         9.       Arbitration.
                  ------------

                  Any dispute between the parties hereunder shall be determined by binding arbitration applying the laws of the State of Connecticut. Any arbitration pursuant to this Agreement shall be conducted in Stamford, Connecticut before the American Arbitration Association in accordance with its arbitration rules. The arbitration shall be final and binding upon all the parties (so long as the award was not procured by corruption, fraud or undue means) and the arbitrator's award shall not be required to include factual findings or legal reasoning. Nothing in this Paragraph 9 will prevent either party from resorting to judicial proceedings if interim injunctive relief under the laws of the State of Connecticut from a court is necessary to prevent serious and irreparable injuries to one of the parties, and the parties hereto agree that the federal and state courts located in Stamford, Connecticut shall have exclusive subject matter and in personam jurisdiction over the parties and any such claims or disputes arising from the subject matter contained herein.

         10.      Notice.
                  -------

                  Any notice, demand, or communication given in connection with this Agreement shall be in writing and shall be deemed received (a) when delivered if given in person or by courier or courier service, or (b) on the date and at the time of transmission if sent by facsimile (receipt confirmed) or
(c) five (5) business days after being deposited in the mail postage prepaid.

         11.      Applicable Law.
                  ---------------

                  This Agreement shall be construed in accordance with the laws of the State of Connecticut without regard to principles of conflict of laws.

         12.      Entire Agreement.
                  -----------------

                  This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         13.      Rule of Construction.
                  ---------------------

                  No rule of construction requiring interpretation against the drafting party shall apply to the interpretation of this Agreement.

         14.      Agreement Read and Understood.
                  ------------------------------

                  Both  parties  hereto   acknowledge  that  they  have  had  an
opportunity to consult with an attorney regarding this Agreement and that they, or their designated agents, have read and understand this Agreement.

         15. Review and Revocation Period. Roberts acknowledges that he has been informed that he has the right to consider this Agreement for a period of at least twenty-one (21) days prior to entering the Agreement. He also understands that he has the right to revoke this Agreement for a period of seven
(7) days following his execution of the Agreement by giving written notice to the Chief Executive Officer of the Company at its principal offices. Such notice shall be effective upon receipt by the Company's Chief Executive Officer.

         16.      Signatures in Counterpart and Facsimile.
                  ----------------------------------------

                  This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall constitute an original, but all of which counterparts taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

ATTEST:                                      VDC COMMUNICATIONS, INC.


/s/ Louis D. Frost                           By: /s/  Frederick A. Moran
------------------                              ------------------------
                                                      Frederick A. Moran, C.E.O.

WITNESS:


/s/  Lynne Roberts                           /s/  James C. Roberts
------------------                           ---------------------
                                                  James C. Roberts


WITNESS:


/s/ Louis D. Frost                           /s/  Frederick A. Moran
------------------                           -----------------------
                                                  Frederick A. Moran




Accepted and agreed this 19th
day of November, 1998

THE ROBERTS FAMILY TRUST

By:  /s/ Dr. James C. Roberts
     ------------------------
         Dr. James C. Roberts, Co-Trustee

By:  /s/ Lynne Roberts
     ------------------------
         Lynne Roberts, Co-Trustee